Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Fourth Quarter and Full Year 2012
Results Highlighted by Revenue Growth

CHARLOTTE, Mich., Feb. 12, 2013 – Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today announced operating results for the fourth quarter and full year of 2012.  Revenues totaled $124.5 million compared to $111.2 million in the fourth quarter of 2011, an increase of 12.0%.  Spartan reported a net loss of $2.5 million in the fourth quarter of 2012, or ($0.07) per diluted share compared to net income of $0.7 million, or $0.02 per diluted share in the fourth quarter of 2011.  Excluding pre-tax restructuring charges of $1.4 million and a $1.9 million earn-out accrual related to the 2009 purchase of Utilimaster, Spartan posted an adjusted net income of $0.5 million, or $0.01 per diluted share in the fourth quarter of 2012.

For the full year, Spartan posted revenue of $470.6 million, an increase of 10.5% from 2011 revenue of $426.0 million.  The Company reported a net loss of $2.5 million, or ($0.07) per diluted share compared to net income of $0.8 million, or $0.02 per diluted share in 2011.  Results for 2012 include pre-tax restructuring charges of $9.1 million and an earn-out accrual of $2.9 million while for 2011 Spartan incurred pre-tax restructuring charges of $2.8 million and a $1.0 million earn-out accrual.  On an adjusted basis, excluding restructuring charges and the Utilimaster earn-out, Spartan’s 2012 earnings were $6.3 million, or $0.19 per diluted share compared to $3.6 million, or $0.11 per diluted share in 2011, an increase of 75.0%.

Fourth Quarter 2012 Summary:

•	Net sales of $124.5 million (an increase of 12% from Q4 2011 sales of $111.2 million):

o	Emergency Response (ER) sales totaled $44.9 million, an increase of 1.4% from $44.3 million in Q4 2011
o	Delivery & Service Vehicle (DSV) sales totaled $52.6 million, an increase of 25.5% from $41.9 million in Q4 2011
o	Specialty Vehicles (SV) sales rose 8.0% to $27.0 million from $25.0 million in Q4 2011

•	GAAP results:

o	Gross margin of 10.6% of sales, down from 13.1% in Q4 2011
o	Operating loss of $2.8 million and operating margin of (2.2)%, compared to operating income of $1.0 million and operating margin of 0.9% in Q4 2011
o	Net loss of $2.5 million, or ($0.07) per diluted share

•	Adjusted operating results (non-GAAP, excluding restructuring charges and earn-out accrual):

o	Adjusted gross margin of 11.2% of sales
o	Adjusted operating income of $0.5 million, or 0.4 % of sales
o	Adjusted net income of $0.5 million, or $0.01 per diluted share

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•	Restructuring charges (pre-tax) totaled $1.4 million, or $0.03 per diluted share in Q4 2012, mostly related to Utilimaster’s move to Bristol, Ind.

•	The Utilimaster earn-out accrual totaled $1.9 million, or $0.05 per share in Q4 2012

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding restructuring items and the earn-out accrual was $2.6 million in Q4 2012 versus $3.5 million in Q4 2011

•	Ending consolidated backlog was $164.4 million at Dec. 31, 2012 versus $137.0 million at Dec. 31, 2011. Backlog at the end of 2012 increased 20.0% from the end of 2011

•	Cash balance of $21.7 million at Dec. 31, 2012 compared to $31.7 million at Dec. 31, 2011

•
Spartan invested $2.8 million in capital during the fourth quarter of 2012, most of which was related to Utilimaster’s relocation project.  During the quarter the Company also purchased $9.6 million in transitional 2010-spec diesel engines

John Sztykiel, Chief Executive Officer of Spartan Motors, Inc., stated, “The fourth quarter and full year 2012 reflected Spartan’s diversified growth strategy, with fourth-quarter revenues rising 12% over last year and full-year revenues up 10.5% from 2011.  We also posted full-year adjusted earnings growth compared to 2011 and a total order backlog that increased 20.0% from year end 2011.  Revenue growth was a result of Spartan’s brand strength, new product initiatives and market recovery.  In addition to generating revenue growth, we did a very good job of managing operating expenses and the balance sheet.  Although we posted sales and adjusted earnings growth in 2012, our results also show that we have more work to do on improving operations, particularly the gross margin.  We underestimated the scope and amount of time required to implement our operational/gross margin improvement efforts in 2012 and are dedicating more time and focus to achieve these goals in 2013.  Our plan to improve the gross margin includes the following steps: increasing production efficiency, reducing the bill of materials to offset a shift to lower-priced products and further reductions in Reach™ start-up costs.  We expect the plan to lead to improved margin performance in 2013 and beyond.”

Joe Nowicki, Spartan’s Chief Financial Officer, stated, “Spartan demonstrated its commitment to financial discipline during the fourth quarter by cutting adjusted operating expenses to 10.8% of sales compared to 12.2% of sales in the fourth quarter of 2011.  We focused attention on cash collection and helped reduce our year end receivables balance by $2.9 million compared to the third quarter of 2012 despite 10%-plus revenue growth.  Compared to the third quarter of 2012, we also reduced total inventory levels by $3.2 million.

“At the end of November, we renewed our private shelf and note purchase agreement with Prudential Investment Management, Inc. for an additional three-year period, through November 2015 and increased the authorized amount of the note purchase agreement by $5 million, to $50 million.  This private shelf agreement provides Spartan with additional flexibility to support future acquisitions or other growth initiatives.”

Revenue Growth and Operating Expense Control Offset by Material and Manufacturing Cost Pressure

•
All of Spartan’s operating segments posted revenue growth in the fourth quarter of 2012, with the DSV group showing a 25.5% growth rate over the year-ago fourth quarter.  DSV posted fourth quarter 2012 revenue of $52.6 million compared to $41.9 million in the fourth quarter of 2011.  Growth in the DSV segment was due to increased demand for walk-in vans and truck bodies.  At the end of the fourth quarter of 2012, DSV backlog stood at $39.7 million, down from $47.7 million at the end of 2011.

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•
The SV segment generated revenue of $27.0 million in the fourth quarter of 2012, an increase of 8.0% from $25.0 million in the year-ago fourth quarter.  Most of the revenue gain came from higher sales of recreational vehicle chassis in the fourth quarter of 2012 compared to the fourth quarter of 2011.  Demand for custom RV chassis increased during the fourth quarter of 2012, more than offsetting the impact of the departure of a major customer earlier in the year.   Orders increased dramatically throughout 2012, with the backlog at year end standing at $26.6 million compared to $15.3 million at the end of 2011, an increase of 73.9%.

•
The ER segment reported fourth quarter 2012 revenue of $44.9 million versus $44.3 million in the year-ago fourth quarter.  Sales of fire trucks, including two large aerials, rose during the fourth quarter of 2012, more than offsetting a small decline in the number of custom fire chassis sold during the quarter.  ER orders increased throughout the year, with the backlog at December 31, 2012 standing at $98.1 million, up 32.6% from $74.0 million at year end 2011.

•
Spartan’s gross margin was adversely impacted by several issues during the fourth quarter.  The Company posted a gross margin of 10.6% in the fourth quarter of 2012 compared to 13.1% in the fourth quarter of 2011.  Excluding restructuring charges of $0.8 million, the adjusted gross margin in the fourth quarter of 2012 was 11.2% of sales.  The gross margin was negatively impacted by higher-than-projected labor costs at DSV due to the relocation to Bristol and higher Emergency Response Vehicles labor costs incurred as production increased rapidly in the fourth quarter of 2012.  Product mix in Emergency Response Vehicles during the quarter resulted in a higher material content as a percentage of sales, thereby reducing gross margin.  The gross margin at ER was also reduced by recurring commercial chassis shortages that required last-minute production schedule changes and additional labor and material handling.

•
Operating expenses in the fourth quarter of 2012 rose to $15.9 million, or 12.8% of sales, compared to $13.5 million, or 12.1% of sales, in the fourth quarter of 2011.  Excluding restructuring charges of $0.6 million, or 0.5% of sales, and the earn-out expense of $1.9 million, or 1.5% of sales, adjusted operating expenses for the fourth quarter of 2012 amounted to $13.4 million, or 10.8% of sales.

Bristol Move Accelerating

•
Utilimaster’s relocation to Bristol, Ind., continues, with most of the physical move to be completed by the end of the first quarter of 2013.  Production of walk-in vans is expected to begin at the end of Q1 2013 with the move substantially completed during Q2 2013.  While the move is underway, costs are expected to be higher than normal while production will be reduced, negatively impacting Q1 2013 results.  As the relocation process nears completion, management expects costs to be significantly reduced.

•	Spartan closed the sale on 15 of the 16 buildings at its Wakarusa, Ind., complex. The Company retains one building at Wakarusa, currently held for sale.

2012 Highlights:

•
Full year 2012 revenue at ER reached $162.3 million compared to $154.8 million in 2011, a 4.8% increase.  Emergency Response Vehicles posted a $4.8 million increase for the year, primarily during the fourth quarter as production increased to meet order growth.  The Emergency Response Chassis unit reported revenue growth of $2.8 million for the year as demand for custom fire chassis also increased throughout the year.

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•
DSV sales rose to $208.2 million in 2012, up 25.8% from $165.5 million in 2011.  Sales of truck bodies and walk-in vans rose from 2011 due to improved demand.  During the year, DSV sold 577 Reach walk-in vans.  Aftermarket parts and field service solutions sales rose to $58.0 million from $46.7 million, an increase of 24.2%.

•
SV revenue for 2012 declined to $100.0 million from $105.7 million in 2011, a decrease of 5.4%.  The decline was due to an 89.0% decrease in Specialty Defense and Government (SDG) vehicle production to $1.3 million in 2012 from $11.8 million in 2011.  Partially offsetting this decline was a 10% increase in Recreational and Specialty Chassis (RSC) sales to $72.1 million from $65.8 million in 2011.

•
Consolidated gross profit in 2012 declined to $58.6 million, or 12.5% of sales, from $60.6 million, or 14.2% of sales in 2011.  Restructuring charges reduced gross profit by $6.5 million in 2012 versus $1.7 million in 2011.  Adjusted gross margin, excluding restructuring charges, was 13.8% of sales in 2012 compared to 14.6% in 2011.  Spartan’s 2012 gross profit was reduced by higher material content and labor costs than projected at both ER and DSV, especially during the second half of the year.  SV posted higher gross profit and margin despite a reduction in revenue as cost-cutting efforts, lower restructuring costs and improved operating efficiency more than offset higher material content due to sales mix.

•
Operating expenses for 2012 increased to $61.2 million from $59.3 million, but declined as a percentage of sales to 13.0% from 13.9% in 2011.  Operating expenses included restructuring charges of $2.6 million in 2012 versus $1.1 million in 2011.  Also included in operating expenses is the Utilimaster earn-out accrual of $2.9 million in 2012 and $1.0 million in 2011.  Excluding restructuring charges and the earn-out accrual yields adjusted operating expenses of 11.8% of sales in 2012 and 13.4% in 2011.

•
Spartan posted an operating loss of $2.6 million or (0.6)% of sales in 2012, compared to operating income of $1.3 million or 0.3% of sales in 2011.  Excluding restructuring items and earn-out accruals, Spartan’s adjusted operating earnings totaled $9.4 million, or 2.0% of sales, compared to $5.1 million, or 1.2% of sales in 2011, representing an increase of 84.3%.

Joe Nowicki, Spartan’s Chief Financial Officer, commented on the Company’s 2012 performance and outlook for 2013, “Spartan ended 2012 on a sound financial footing and with important initiatives such as Utilimaster’s relocation to a more efficient facility on-track and on schedule.  We transitioned production of the Reach to the Charlotte campus from Wakarusa and completed our first run of 150 units for UPS.  We reduced our base inventory levels, which exclude the purchase of $9.6 million of transitional diesel engines, by $9.0 million from the end of 2011.

“In the first quarter of 2013, we expect Utilimaster’s move to Bristol to adversely impact production levels at our DSV unit.  In addition, the industry is experiencing a shortage of certain stripped chassis used in walk-in van production.  We are working with other chassis manufacturers and our customers to mitigate the impact of the shortage, which we expect to be an issue primarily in the first half of 2013.   Our other operating segments are also expected to experience seasonally lower production rates during the first quarter.  Because of lower production rates and the costs of the Bristol relocation project, we expect to post an operating loss for the first quarter of 2013.  For the remainder of 2013 we expect improved financial results from the completion of the Bristol move, ramp-up of DSV production and our gross margin improvement plan.”

Margin Improvement is Focus for 2013

John Sztykiel commented on plans for 2013, stating, “As we enter 2013, revenue growth, expense control, the strength of our balance sheet and our strategy are all making an impact.  The Reach has been established as a product valued by the market and we are excited about its future.  During 2012 we sold 577 units, including to UPS and Fedex, and are very excited about its future.  Operational improvement will come as we implement production efficiency initiatives throughout the company and reduce bill of materials costs.  We are also putting into place marketing initiatives to shift our product mix to higher-margin products.

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“The year 2012 was still a year of transformation.  We still managed to post revenue, profit and backlog growth in the midst of all of our transformational activities.  Spartan ER came into play as the Crimson Fire brand was eliminated.  We moved Reach production to Charlotte and saw improvements in efficiency and quality in the fourth quarter.  The first quarter of 2013 will still be a transformational quarter as we complete the move of Utilimaster to Bristol.  As we look at all of 2013, we see top line growth supported by disciplined execution and operational improvement.  In summary, we look for structured growth while positioning Spartan for an even better future.”

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted gross profit, adjusted gross margin, adjusted operating expenses, adjusted operating income, adjusted net earnings (loss) and adjusted earnings per share measures, as well as earnings before interest, taxes, depreciation and amortization (EBITDA), which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance.  For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations and adjust our cost structure to the current business climate and earn-out accruals related to our 2009 acquisition of Utilimaster Corporation.  We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.  We define EBITDA as operating income (loss) excluding restructuring and earn-out charges, less depreciation and amortization.  We believe EBIDTA is a useful tool that allows comparison of financial performance by eliminating the impact of differences in capital structure, restructuring charges and capital spending, among others, between different time periods or industries.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross margin, operating expense, operating income (loss), net earnings (loss) or earnings (loss) per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance.  Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following tables reconcile gross profit to adjusted gross profit, gross margin to adjusted gross margin, operating income (loss) to adjusted operating income, operating expense to adjusted operating expense, net earnings (loss) to adjusted net earnings, earnings (loss) per share to adjusted earnings per share and operating income (loss) to EBITDA for the periods indicated.

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Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2012	% of sales	2011	% of sales

Cost of products sold	$110,583	88.8	$96,680	86.9
Less: restructuring charges	754	0.6	-	-
Adjusted cost of products sold	$109,829	88.2	$96,680	86.9

Gross profit/Gross margin	$13,152	10.6	$14,531	13.1
Add back: restructuring charges	754	0.6	-	-
Adjusted gross profit/Adjusted gross margin	$13,906	11.2	$14,531	13.1

Operating expenses	$15,933	12.8	$13,499	12.1
Less: restructuring charges	643	0.5	-	-
Less: expense from changes in fair value of contingent consideration	1,906	1.5	(54)	(0.0)
Adjusted operating expenses	$13,384	10.8	$13,553	12.2

Operating income (loss)/Operating margin	$(2,781)	(2.2)	$1,032	0.9
Add back: restructuring charges	1,397	1.1	-	-
Add back: expense from changes in fair value of contingent consideration	1,906	1.5	(54)	(0.0)
Adjusted operating income/Adjusted operating margin	$522	0.4	$978	0.9

Net income (loss)	(2,466)	(2.0)	$694	0.6
Add back: restructuring charges, net of tax	1,030	0.8	-	-
Add back: expense from changes in fair value of contingent consideration, net of tax	1,896	1.5	(54)	(0.0)
Adjusted net income	$460	0.4	$640	0.6

Net earnings (loss) per share - diluted	$(0.07)		$0.02
Add back: restructuring charges, net of tax	0.03		-
Add back: expense from changes in fair value of contingent consideration, net of tax	0.05		-
Adjusted net earnings per share - diluted	$0.01		$0.02

Operating income (loss)	$(2,781)		$1,032
Add back: restructuring charges	1,397		-
Add back: expense from changes in fair value of contingent consideration	1,906		(54)
Adjusted operating income	522		978
Add back: depreciation and amortization	2,120		2,521
Earnings before interest, taxes, depreciation and amortization	$2,642		$3,499

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Financial Summary (Non-GAAP)
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2012	% of sales	2011	% of sales

Cost of products sold	$405,455	86.2	$363,662	85.4
Less: restructuring charges	6,514	1.4	1,731	0.4
Adjusted cost of products sold	$398,941	84.8	$361,931	85.0

Gross profit/Gross margin	$58,608	12.5	$60,617	14.2
Add back: restructuring charges	6,514	1.4	1,731	0.4
Adjusted gross profit/Adjusted gross margin	$65,122	13.8	$62,348	14.6

Operating expenses	$61,199	13.0	$59,286	13.9
Less: restructuring charges	2,619	0.6	1,050	0.2
Less: expense from changes in fair value of contingent consideration	2,872	0.6	983	0.2
Adjusted operating expenses	$55,708	11.8	$57,253	13.4

Operating income (loss)/Operating margin	$(2,591)	(0.6)	$1,331	0.3
Add back: restructuring charges	9,133	1.9	2,781	0.7
Add back: expense from changes in fair value of contingent consideration	2,872	0.6	983	0.2
Adjusted operating income/Adjusted operating margin	$9,414	2.0	$5,095	1.2

Net income (loss)	$(2,457)	(0.5)	$773	0.2
Add back: restructuring charges, net of tax	5,898	1.3	1,851	0.4
Add back: expense from changes in fair value of contingent consideration, net of tax	2,862	0.6	983	0.2
Adjusted net income	$6,303	1.3	$3,607	0.8

Net earnings per share - basic and diluted	$(0.07)		$0.02
Add back: restructuring charges, net of tax	$0.18		0.06
Add back: expense from changes in fair value of contingent consideration, net of tax	$0.08		0.03
Adjusted net earnings per share - diluted	$0.19		$0.11

Operating income (loss)	$(2,591)		$1,331
Add back: restructuring charges	9,133		2,781
Add back: expense from changes in fair value of contingent consideration	2,872		983
Adjusted operating income	9,414		5,095
Add back: depreciation and amortization	8,990		10,010
Earnings before interest, taxes, depreciation and amortization	$18,404		$15,105

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Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital roadshow” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and delivery and service markets. The Company's brand names – Spartan™, Spartan Chassis™, Spartan ER™, Spartan ERV™ and Utilimaster® - are known for quality, performance, service and first-to-market innovation. The Company employs approximately 1,800 associates at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $471 million in 2012 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Joseph Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Director IR & Treasury Spartan Motors, Inc. (517) 543-6400

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Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2012	% of sales	2011	% of sales
Sales	$124,489		$111,211
Cost of products sold	110,583	88.8	96,680	86.9
Restructuring charges	754	0.6	-	-
Gross profit	13,152	10.6	14,531	13.1

Operating expenses:
Research and development	2,971	2.4	3,445	3.1
Selling, general and administrative	12,319	9.9	10,054	9.0
Restructuring charges	643	0.5	-	-
Total operating expenses	15,933	12.8	13,499	12.1

Operating income (loss)	(2,781)	(2.2)	1,032	0.9

Other income (expense):
Interest expense	(81)	(0.1)	(67)	(0.1)
Interest and other income (expense)	134	0.1	191	0.2
Total other income (expense)	53	0.0	124	0.1

Income (loss) before taxes	(2,728)	(2.2)	1,156	1.0

Taxes	(262)	(0.2)	462	0.4

Net earnings (loss)	(2,466)	(2.0)	694	0.6

Basic net earnings (loss) per share	$(0.07)		$0.02

Diluted net earnings (loss) per share	$(0.07)		$0.02

Basic weighted average common shares outstanding	33,251		33,596

Diluted weighted average common shares outstanding	33,251		33,613

Spartan Motors, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Year Ended December 31,
	2012	% of sales	2011	% of sales
Sales	$470,577		$426,010
Cost of products sold	405,455	86.2	363,662	85.4
Restructuring charges	6,514	1.4	1,731	0.4
Gross profit	58,608	12.5	60,617	14.2

Operating expenses:
Research and development	12,873	2.7	13,931	3.3
Selling, general and administrative	45,707	9.7	44,305	10.4
Restructuring charges	2,619	0.6	1,050	0.2
Total operating expenses	61,199	13.0	59,286	13.9

Operating income (loss)	(2,591)	(0.6)	1,331	0.3

Other income (expense):
Interest expense	(335)	(0.1)	(324)	(0.1)
Interest and other income (expense)	569	0.1	276	0.1
Total other income (expense)	234	0.0	(48)	(0.0)

Income (loss) before taxes	(2,357)	(0.5)	1,283	0.3

Taxes	100	0.0	510	0.1

Net earnings (loss)	(2,457)	(0.5)	773	0.2

Basic net earnings (loss) per share	$(0.07)		$0.02

Diluted net earnings (loss) per share	$(0.07)		$0.02

Basic weighted average common shares outstanding	33,165		33,438

Diluted weighted average common shares outstanding	33,165		33,488

Spartan Motors, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except par value)
	(Unaudited)
	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$21,748	$31,677
Accounts receivable, less allowance of $1,021 and $749	47,139	40,042
Inventories	67,591	66,991
Deferred income tax assets	6,291	6,425
Income taxes receivable	3,011	1,479
Assets held for sale	716	-
Other current assets	6,027	2,455
Total current assets	152,523	149,069

Property, plant and equipment, net	59,122	65,399
Goodwill	20,815	20,815
Intangible assets, net	11,052	11,943
Other assets	1,639	1,383
TOTAL ASSETS	$245,151	$248,609

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$23,000	$21,649
Accrued warranty	6,062	5,802
Accrued customer rebates	2,299	1,546
Accrued compensation and related taxes	7,748	5,670
Deposits from customers	6,386	7,902
Other current liabilities and accrued expenses	8,113	7,772
Current portion of long-term debt	82	55
Total current liabilities	53,690	50,396

Other non-current liabilities	3,071	2,932
Long-term debt, less current portion	5,207	5,084
Deferred income tax liabilities	4,454	7,359

Shareholders' equity:
Preferred stock, no par value: 2,000
shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 33,862 and 33,596 outstanding	339	336
Additional paid in capital	72,873	71,145
Retained earnings	105,517	111,357
Total shareholders' equity	178,729	182,838
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$245,151	$248,609

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended December 31, 2012 (amounts in thousands of dollars)
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated
Emergency Response Chassis Sales	$21,298				$21,298
Emergency Response Vehicle Sales	23,633				23,633
Utilimaster Vehicle Sales		46,496			46,496
Motorhome Chassis Sales			20,413		20,413
Other Specialty Vehicles			1,016		1,016
Aftermarket Parts and Assemblies		6,109	5,524		11,633

Total Sales	$44,931	$52,605	$26,953	$-	$124,489

Depreciation and Amortization Expense	$391	$623	$441	$665	$2,120
Operating Income (Loss)	306	(2,122)	1,204	(2,169)	(2,781)
Segment Assets	77,806	73,567	27,565	66,213	245,151

Year Ended December 31, 2012 (amounts in thousands of dollars)
	Emergency Response	Delivery & Service Vehicles	Specialty Vehicles	Other	Consolidated
Emergency Response Chassis Sales	$83,576	$-	$-	$-	$83,576
Emergency Response Body Sales	78,744	-	-	-	78,744
Utilimaster Vehicle Sales	-	150,255	-	-	150,255
Motorhome Chassis Sales	-	-	72,127	-	72,127
Other Specialty Vehicles	-	-	7,426	-	7,426
Aftermarket Parts and Assemblies	-	57,975	20,474	-	78,449

Total Sales	$162,320	$208,230	$100,027	$-	$470,577

Depreciation and Amortization Expense	$1,711	$2,648	$1,945	$2,686	$8,990
Operating Income (Loss)	(2,951)	6,035	2,198	(7,873)	(2,591)
Segment Assets	77,806	73,567	27,565	66,213	245,151

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Period End Backlog (amounts in thousands of dollars)

	Dec. 31, 2011	March 31, 2012	June 30, 2012	Sept. 30, 2012	Dec. 31, 2012

Emergency Response Chassis*	$34,057	$34,644	$31,323	$32,454	$37,005
Emergency Response Vehicles*	39,942	47,517	51,979	53,458	61,133
Total Emergency Response Backlog	73,999	82,161	83,302	85,912	98,138

Motorhome Chassis *	10,018	10,712	10,885	12,863	13,453
Other Vehicles*	2,287	150	-	-	3,968
Aftermarket Parts and Assemblies	2,955	2,610	3,989	4,536	9,179
Total Specialty Vehicles Backlog	15,260	13,472	14,874	17,399	26,600

Delivery & Service Vehicles *	47,694	40,032	75,116	65,026	39,656
Total Backlog	$136,953	$135,665	173,292	168,337	164,394

* Anticipated time to fill backlog orders at December 31, 2012; 5 months or less for emergency response chassis; 7 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 3 months or less for delivery and service vehicles; and 6 month or less for other products.

Note: Effective with Q4 2012, eliminations for intercompany orders of emergency response chassis are reflected in the emergency response chassis sales and backlog figures. Previously these eliminations were reflected in the emergency response vehicles sales and backlog figures. Amounts for prior quarters have been adjusted to reflect this change.